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                                                                  Exhibit 10(cc)
                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of the 5th day of September, 1996 (the "Effective Date"), by and between ARCADIAN CORPORATION, a Delaware corporation (the "Company"), and Gary E. Carlson ("Executive").

                             W I T N E S S E T H :

     WHEREAS, the Company is engaged in the business of producing, marketing, selling and distributing nitrogen fertilizers and chemicals ("Business");

     WHEREAS, Executive is recognized as having experience in the management and operation of companies that are in the Business;

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 4.7 hereof);

     WHEREAS, the Board believes it is imperative (i) to diminish the inevitable and significant distractions of Executive and dilution of the time of Executive, by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, (ii) to encourage Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and (iii) to provide Executive with compensation arrangements in the event of a Change in Control which provide Executive with financial security, which are competitive with those of other corporations, and which ensure that Executive receives the compensation and benefits intended to be provided to Executive by the Company through this Agreement and the Company's various employee benefit and compensation plans and arrangements without regard to any Excise Tax (as defined in Section 4.11(a) hereof); and

     WHEREAS, in order to accomplish the objectives described in the two immediately preceding recitals, the Board desires to cause the Company to enter into this Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

                                   ARTICLE I
                        EMPLOYMENT, REPORTING AND DUTIES

     I.1 Employment. On the terms and subject to the conditions of this Agreement, the Company hereby employs and engages the services of Executive to serve as, and Executive agrees



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to diligently and competently serve as and perform the functions of,
Senior Vice Presidet, Marketing (the "Office") of the Company for the term and for the compensation and benefits stated herein.

     I.2 Major Responsibilities; Authority. Executive shall have the authorities, duties, responsibilities and status (including offices, titles and reporting requirements) usually associated with the Office of companies having operations and assets similar in nature and value to the operations and assets of the Company and at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date, and such other duties as the Board shall determine and Executive shall accept from time to time.

     I.3 Extent of Service. During the Term (as defined in Section 4.1), and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable time and energies to the Business consistent with past practice and shall not, during the Term, be engaged in any business activity which would interfere or prevent Executive from carrying out his duties under this Agreement; provided, however, that this
Section 1.3 shall not be construed as preventing Executive from investing his assets in such form or manner as will not require services on the part of Executive in the operation of the affairs of any company in which such investments are made.

     I.4 Location. Executive shall not be required to move from Executive's home in Shelby County, Tennessee.

                                   ARTICLE II
                         COMPENSATION AND RELATED ITEMS

     II.1 Compensation.

           (a) Base Salary. As compensation and consideration for the services to be rendered by Executive under this Agreement and for the performance by Executive of the usual obligations of such employment, the Company agrees to pay Executive, and Executive agrees to accept, a base salary ("Base Salary") of $261,600 per annum which shall be paid in accordance with Company's standard payroll practice. Executive's Base Salary may increase from time to time, and after any such change, Executive's new level of Base Salary shall be Executive's Base Salary for purposes of this Agreement until the effective date of any subsequent change.

           (b) Additional Compensation. In addition to the Base Salary provided for in Section 2.1(a), Executive and/or Executive's family, as the case may be, shall be entitled to:

                 (i) participate in, and shall receive all benefits under:

                       (A) any and all welfare benefit and similar employee
                  benefit plans, programs, arrangements, or policies that are generally made available by the Company and its affiliates (as defined in Section 4.11(l)) now or at any time


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in the future to other key employees or retired key employees, including, but not limited to, any hospitalization, medical, prescription, dental, disability, salary continuance, individual life insurance, executive life insurance, group life insurance, accidental death insurance, and travel accident insurance plans, programs, arrangements, and policies; and

                       (B) any and all bonus, incentive, savings, retirement,
                  profit sharing, pension, stock option, restricted stock, employee stock ownership, supplemental executive retirement and other employee benefit plans, programs, arrangements, and policies that are generally made available by the Company and its affiliates now or at any time in the future to officers and other key employees; additionally, when Executive is eligible for and elects retirement, pension benefit calculations shall be calculated so as to provide a benefit based on Executive's actual credited years and months of service with the Company plus a benefit calculated equivalent to an added five years of credited service. If the benefits set forth in this clause would cause the Pension Plan to lose its qualification under Section 401(a) of the Code, then the benefits accrued hereunder shall accrue to Executive under the Company's Supplemental Executive Retirement Plan ("SERP"); and

                 (ii) annual vacations and sick leave in accordance with the vacation and sick leave policies of the Company and its affiliates that are now or at any time in the future in effect with respect to officers and other key employees, during which time Executive's compensation shall be paid in full; and

                 (iii) fringe benefits in accordance with the fringe benefit policies of the Company and its affiliates that are now or at any time in the future in effect with respect to officers and other key employees.

     II.2 Expenses. The Company agrees that, during the Term, Executive shall be allowed reasonable and necessary business expenses in connection with the performance of his duties hereunder within guidelines established by the Board as in effect at any time with respect to key employees ("Business Expenses"), including, but not limited to, reasonable and necessary expenses for food, travel, lodging, entertainment and other items in the promotion of the Business within such guidelines. The Company shall promptly reimburse Executive for all Business Expenses incurred by Executive upon Executive's presentation to the Company of an itemized account thereof, together with receipts, vouchers, or other supporting documentation. After termination or expiration of this Agreement, however such termination or expiration may come about, Executive shall have ninety (90) days after the date of such termination or expiration to submit Business Expenses incurred during the Term to the Company for reimbursement.

     II.3 Working Facilities. Executive shall be furnished with offices of a size and with other furnishings and appointments, administrative staff, secretarial and other assistants, stenographic help, and such other facilities and services as are suitable to Executive's position and adequate for the performance of Executive's duties.


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                                  ARTICLE III
                                  EXCULPATION

     The Company agrees that Executive will not be liable for any losses, expenses, costs or damages caused by or resulting from the recommendations, suggestions, actions, errors, omissions or mistakes of Executive undertaken or proposed by Executive if Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Executive's rights under this Article III shall not be deemed exclusive of, but shall be cumulative with, any and all other rights (including, but not limited to, rights of indemnification and advancement of expenses) to which Executive may now or at any time in the future be entitled under applicable law, the Company's certificate of incorporation, the Company's bylaws, any agreement (including, but not limited to, this Agreement), any vote of stockholders, any resolution of directors, or otherwise.

                                   ARTICLE IV
                              TERM AND TERMINATION

     IV.1 Term. The term of this Agreement shall be for three years commencing on the Effective Date ("Term"); provided, however, that if a Change in Control occurs within the first twelve (12) months after the Effective Date, the Term shall be extended to end on the third anniversary of such Change in Control.

     IV.2 Termination of Agreement. Except as may otherwise be provided herein, this Agreement may terminate prior to the end of the Term upon the occurrence of:

           (a) Thirty (30) days after written notice of termination is given by either party to the other; or

           (b) Executive's death or, at the Company's option, upon Executive's becoming Disabled (as defined in Section 4.9 hereof).

Any notice of termination given by the Company to Executive under Section 4.2(a) above shall specify whether such termination is with or without Cause (as defined in Section 4.4 hereof). Any notice of termination given by Executive to the Company under Section 4.2(a) above shall specify whether such termination is made with or without Good Reason (as defined in Section 4.5 hereof) or Good Reason-Change in Control (as defined in Section 4.6 hereof).

     IV.3 Obligations of the Company Upon Termination.

           (a) Cause; Without Good Reason; and Without Good Reason-Change in Control. If the Company terminates this Agreement with Cause pursuant to
      Section 4.2(a) hereof, or if Executive terminates this Agreement without Good Reason or without Good Reason-Change in Control pursuant to Section 4.2(a) hereof, this Agreement shall terminate without further obligations to Executive, other than those obligations owing or accrued to, vested in, or earned by Executive through the date of termination, including, but not limited to:


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                 (i) to the extent not theretofore paid, Executive's Base
            Salary in effect at the time of such termination through the date of termination; and

                 (ii) in the case of compensation previously deferred by
            Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                 (iii) all other amounts or benefits owing or accrued to,
            vested in or earned by Executive through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Company and its affiliates, including, but not limited to, any such plans, programs, arrangements, or policies described in Section 2.1(b) hereof;

      such obligations owing or accrued to, vested in, or earned by Executive through the date of termination, including, but not limited to, such amounts and benefits specified in clauses (i), (ii), and (iii) of this sentence, being hereinafter collectively referred to as the "Accrued Obligations." The aggregate amount of such obligations owing or accrued to, vested in, or earned by Executive through the date of termination, including, but not limited to, the Accrued Obligations, shall be paid by the Company to Executive in accordance with the plans, programs or agreements under which the Accrued Obligations were earned.

           (b) Good Reason; Without Cause Before a Change in Control. If Executive terminates this Agreement with Good Reason pursuant to Section 4.2(a) hereof, or if the Company terminates this Agreement without Cause before the occurrence of a Change in Control pursuant to Section 4.2(a) hereof:

                 (1) the Company shall pay the aggregate of the following
            amounts to Executive in one lump sum within thirty (30) days after the date of such termination or in a manner and at such later time as specified by Executive, provided that all such payments must be made no later than the last day of the twenty-four (24) month period commencing on the date of such termination (the "24 Month Period"):

                       (i) to the extent not theretofore paid, Executive's Base
                  Salary in effect at the time of such termination (but prior to giving effect to any reduction therein which precipitated such termination) through the date of termination; and

                       (ii) an amount equal to the sum of (A) two (2) times
                  Executive's Base Salary in effect at the time of such termination (but prior to giving effect to any reduction therein which precipitated such termination), (B) two (2) times the average of all bonuses, profit sharing and other incentive payments made by the Company to all other executives of the Company who are the same grade level as the Executive and who have executed an employment agreement similar in nature and benefits to this Agreement in respect of the


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                  two (2) calendar years immediately preceding such
                  termination, or in the event there are no other executives at the same grade level as the Executive upon the date of termination or there are no other such executives who are in the employ of the Company on the date of Executive's termination, payment amount shall be the same as such other executives who were at the same grade level as Executive on the effective date of this Agreement had they remained in the employ of the Company until the date of Executive's termination, except that, when Executive has a full calandar year of participation in any such bonus, profit sharing or other incentive plan or arrangement, Executive's actual award or compensation shall be used in the average calculation herein for that period of full calandar year participation, and (C) the pro-rata share of Executive's target bonus, profit sharing and other incentive payments for the calendar year in which such termination occurred based upon the proportion that the number of complete months in such calendar year up to the date of termination bears to the complete calendar year; and

                       (iii) in the case of compensation previously deferred by
                  Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                       (iv) all other amounts or benefits owing or accrued to,
                  vested in, or earned by Executive through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Company and its affiliates, including, but not limited to, any such plans, programs, arrangements, or policies described in Section 2.1(b) hereof; and

                       (v) any and all other Accrued Obligations not otherwise
                  described in clause (i), (ii), (iii) or (iv) of this sentence; and

                 (2) Executive shall receive the following additional benefits:

                       (i) for an eighteen (18) month period commencing on the date of termination of this Agreement (the "18 Month Period"), Executive shall continue to be covered under each of the medical, dental, life insurance, accident benefit and other welfare benefit (exclusive of short- and long-term disability benefit) programs of the Company in effect and applicable to Executive immediately prior to such termination, and the Company shall pay the costs therefor except to the extent that Executive already pays all or any portion thereof; provided, however, that if Executive obtains any of the welfare benefits provided for under this sentence from another employer, the Company's obligation to provide such welfare benefits should be secondary to that of such other employer. Executive's coverage under the Company's medical and dental programs for the 18 Month Period shall be included in the


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                  calculation of the "Period of Coverage" to be provided
                  to Executive pursuant to Section 4980B(f)(2)(B) of the Internal Revenue Code of 1986, as amended ("Code"), and Executive's right to "Continuation Coverage" under Section 4980B(f)(2) of the Code. The amount of the "Applicable Premium" to be charged Executive under Section 4980B(f)(4) for Continuation Coverage shall never be greater than the monthly amount charged Executive for medical and dental coverage prior to the termination of this Agreement; and

                       (ii) shall be fully vested in any and all options, restricted stock, stock appreciation rights, cash equivalent stock appreciation rights, or any other similar rights based on the fair market value of or otherwise relating to the Company's common stock (collectively, "Stock Incentive Rights") which are outstanding immediately prior to the termination of this Agreement, and Executive may exercise any such vested Stock Incentive Rights during the 24 Month Period, notwithstanding any provision otherwise in any plan or agreement awarding or granting any Stock Incentive Right to Executive; and

                       (iii) shall be fully vested in any and all benefits
                  accrued under any "employee pension benefit plan," as defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Company ("Retirement Plan"); and

                       (iv) shall receive credit in the calculation of the
                  accrued benefit under the Company's Pension Plan ("Pension Plan") for (A) the compensation to be paid to Executive in clause (ii) of paragraph (1) of this Section 4.3(b) and (B) twenty-four (24) months of service in addition to the service accrued by Executive through the date that this Agreement is terminated plus a benefit calculated equivilant to an added five (5) years of credited service as provided in Section 2.1(b)(i)(B). In calculating the accrued benefit under the Pension Plan, if actual months of employment are less than sixty (60) months, then the average of the actual months of credited service shall be used to determine final average earnings as defined in the Pension Plan. If the benefits set forth in this clause would cause the Pension Plan to lose its qualification under Section 401(a) of the Code, then the benefits accrued hereunder shall accrue to Executive under the Company's Supplemental Executive Retirement Plan ("SERP"); and

                       (v) shall receive such individual outplacement service
                  as is appropriate for Executive's position for the 24 Month Period.

           (c) Good Reason-Change in Control; Without Cause On or After a Change in Control. If Executive terminates this Agreement with Good Reason-Change in Control pursuant to Section 4.2(a) hereof, or if the Company terminates this Agreement without Cause on or after the occurrence of a Change in Control pursuant to Section 4.2(a) hereof:


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                 (1) the Company shall pay the aggregate of the following
            amounts to Executive in one lump sum within thirty (30) days after the date of such termination or in a manner and at such later time as specified by Executive, provided that all such payments must be made no later than the last day of the thirty-six (36) month period commencing on the date of such termination (the "36 Month Period"):

                       (i) to the extent not theretofore paid, Executive's Base
                  Salary in effect at the time of such termination (but prior to giving effect to any reduction therein which precipitated such termination) through the date of termination; and

                       (ii) an amount equal to the sum of (A) three (3) times
                  Executive's Base Salary in effect at the time of such termination (but prior to giving effect to any reduction therein which precipitated such termination), (B) three (3) times the average of all bonuses, profit sharing and other incentive payments made by the Company to all other executives of the Company who are the same grade level as the Executive and who have executed an employment agreement similar in nature and benefits to this Agreement in respect of the two (2) calendar years immediately preceding such termination, or in the event there are not other executives at the same grade level as the Executive upon the date of termination or there are no other such executives who are in the employ of the Company on the date of Executive's termination, payment amount shall be the same as such other executives who were at the same grade level as Executive on the effective date of this Agreement had they remained in the employ of the Company until the date of Executive's termination, except that, when Executive has a full calandar year of participation in any such bonus, profit sharing or other incentive plan or arrangement, Executive's actual award or compensation shall be used in the calculation herein for that period of full calandar year participation, and (C) the pro-rata share of Executive's target bonus, profit sharing and other incentive payments for the calendar year in which such termination occurred based upon the proportion that the number of complete months in such calendar year up to the date of termination bears to the complete calendar year; and

                       (iii) in the case of compensation previously deferred by
                  Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                       (iv) all other amounts or benefits owing or accrued to,
                  vested in, or earned by Executive through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Company and its affiliates, including, but not limited to, any such plans, programs, arrangements, or policies described in Section 2.1(b) hereof; and


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                       (v) any and all other Accrued Obligations not otherwise
                  described in clause (i), (ii), (iii) or (iv) of this sentence; and

           (2)    Executive shall receive the following additional benefits:

                       (i) for the 36 Month Period, Executive shall continue to be covered under each of the medical, dental, life insurance, accident benefit and other welfare benefit (exclusive of short- and long-term disability benefit) programs of the Company in effect and applicable to Executive immediately prior to the time of such termination, and the Company shall pay the costs therefor except to the extent that Executive already pays all or any portion thereof; provided, however, that if Executive obtains any of the welfare benefits provided for under this sentence from another employer, the Company's obligation to provide such welfare benefits shall be secondary to that of such other employer. Executive's coverage under the Company's medical and dental programs for the 36 Month Period shall not be included in the calculation of the "Period of Coverage" to be provided to Executive pursuant to Section 4980B(f)(2)(B) of the Code, and Executive's right to "Continuation Coverage" under Section 4980B(f)(2) of the Code for medical and dental benefits under the Company's medical and dental programs shall commence on the first day following the end of the 36 Month Period. The amount of the "Applicable Premium" to be charged Executive under Section 4980B(f)(4) for Continuation Coverage shall never be greater than the monthly amount charged Executive for medical and dental coverage during the 36 Month Period; and

                       (ii) shall be fully vested in any and all benefits accrued under any Retirement Plan; and

                       (iii) shall receive credit in the calculation of the
                  accrued benefit under the Pension Plan for (A) the compensation to be paid to Executive in clause (ii) of paragraph (1) of this Section 4.3(c) and (B) thirty-six (36) months of service in addition to the service accrued by Executive through the date that this Agreement is terminated plus a benefit calculated equivilant to an added five (5) years of credited service as provided in Section 2.1(b)(i)(B). In calculating the accrued benefit under the Pension Plan, if actual months of employment are less than sixty (60) months, then the average of the actual months of credited service shall be used to determine final average earnings as defined in the Pension Plan. If the benefits set forth in this clause would cause the Pension Plan to lose its qualification under Section 401(a) of the Code, then the benefits accrued hereunder shall accrue to Executive under the SERP, and if the Executive is not a participant in the SERP, the actuarial lump sum equivalent of the benefit described in this clause (iv) shall be paid in accordance with paragraph (1) of Section 4.2(c); and


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                       (iv) shall receive such individual outplacement service
                  as is appropriate for Executive's position for the 36 Month Period.

           (d) Death. If Executive's employment is terminated under Section 4.2(b) hereof by reason of Executive's death, the Company shall pay to Executive's legal representatives the full amount of the obligations owing or accrued to, vested in, or earned by Executive through the date of Executive's death, including, but not limited to, the Accrued Obligations in accordance with the plans, programs, or agreements under which the Accrued Obligations were earned. Anything in this Agreement to the contrary notwithstanding, Executive's family shall be entitled to receive benefits provided by the Company and any of its affiliates to surviving families under the then existing or applicable plans, programs, or arrangements and policies of the Company and its affiliates.

           (e) Disability.  If Executive's employment is terminated under
      Section 4.2(b) hereof by reason of Executive becoming Disabled, the Company shall pay to Executive or Executive's legal representative the full amount of the obligations owing or accrued to, vested in, or earned by Executive through the date of termination, including, but not limited to, the Accrued Obligations in accordance with the plans, programs, or agreements under which the Accrued Obligations were earned.

     IV.4 Cause. As used in this Agreement, the term "Cause" means (i) willful misconduct by Executive or gross neglect by Executive of his duties as an employee, officer or director of the Company which continues for more than thirty (30) days after Executive's receipt of written notice from the Board to Executive specifically identifying the willful misconduct or gross negligence of Executive and directing Executive to discontinue the same, (ii) the commission by Executive of a crime constituting a felony, or (iii) the commission by Executive of an act, other than an act taken in good faith within the course and scope of Executive's employment, which is directly detrimental to the Company and exposes the Company to material liability.

     IV.5 Good Reason. As used in this Agreement, the term "Good Reason" means the breach of any material provision of this Agreement by the Company (including, but in no way limited to, any removal of Executive, without Cause, from the position of the Office during the Term) which is not cured within thirty (30) days after written notice from Executive to the Company specifically identifying such breach; provided, however, that the term "Good Reason" shall not include any breach of any provision of this Agreement that occurs after the occurrence of a Change in Control.

     IV.6 Good Reason-Change in Control.

           (a) Except as provided in Section 4.6(b) below, as used in this Agreement, the term "Good Reason-Change in Control" means after the occurrence of a Change in Control, a determination by Executive that any one or more of the following events has occurred:

                 (i) a material change in the nature of Executive's Office, including, but not limited to, his authorities, duties, responsibilities or status (including offices,


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            titles or reporting requirements), from those in effect
            immediately prior to the Change in Control; or

                 (ii) the relocation of Executive's place of employment to a location in excess of fifty (50) miles from the place of Executive's employment immediately prior to the Change in Control, except for required travel on Company business to an extent substantially equivalent to Executive's business travel obligations immediately prior to the Change in Control; or

                 (iii) any reduction by the Company of Executive's Base Salary, or a material reduction in his bonus, profit sharing or other incentive benefits, from those in effect immediately prior to the Change in Control; or

                 (iv) the failure by the Company to increase Executive's Base
            Salary in a manner consistent (both as to frequency and percentage increase) with (A) the Company's practices in effect immediately prior to the Change in Control with respect to similarly positioned employees or (B) the Company's practices implemented subsequent to the Change in Control with respect to similarly positioned employees, whichever is more favorable to Executive; or

                 (v) the failure of the Company to continue in effect
            Executive's participation in (A) the Company's employee benefit plans, programs, arrangements and policies, at a level substantially equivalent in value to and on a basis consistent with the relative levels of participation of other similarly positioned employees, as in effect immediately prior to the Change in Control or (B) the Company's employee benefit plans, programs, arrangements and policies implemented subsequent to the Change in Control with respect to similarly positioned employees, whichever is more favorable to Executive; or

                 (vi) the failure of the Company to obtain from a successor
            (including a successor to a material portion of the business or assets of the Company) a satisfactory assumption in writing of the Company's obligations under this Agreement; or

                 (vii) the failure of the Company to continue to provide
            Executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with the Office and Executive's responsibilities to and position with the Company immediately prior to the Change in Control and not materially dissimilar to the office space, related facilities and support personnel provided to other key executive officers of the Company; or

                 (viii) the Company notifies Executive of the Company's
            intention not to observe or perform one or more of the obligations of the Company under this Agreement; or


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                 (ix) the Company breaches any provision of this Agreement and such breach is not cured within thirty (30) days after the Company's receipt of notice thereof from Executive.

           (b) If, after the occurrence of a Change in Control, Executive receives a written description from the Company of the nature of Executive's Office thereafter, stating Executive's authorities, duties, responsibilities, status, salary, bonus and other employee benefits, or job location, and Executive accepts such new authorities, duties, responsibilities, status, salary, bonus and other employee benefits, or job location ("New Office") with the Company without determining that the New Office causes a Good Reason-Change in Control as set forth in Section 4.6(a), then for the remaining Term the New Office shall be the authorities, duties, responsibilities, status, salary, bonus and other employee benefits, or job location to be used by Executive in determining whether a Good Reason-Change in Control occurs thereafter pursuant to
      Section 4.6(a).

     IV.7 Change in Control. As used herein, the term "Change in Control" shall mean the occurrence with respect to the Company of any of the following events:

           (a) a report on Schedule 13D is filed with the Securities and Exchange Commission (the "SEC") pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), is the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30% or more of the outstanding shares of common stock of the Company or the combined voting power of the then outstanding securities of the Company;

           (b) a report is filed by the Company disclosing a response to either
      Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, Item 1 of Form 8-K promulgated under the Exchange Act, or any similar reporting requirement hereafter promulgated by the SEC;

           (c) any person, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), shall purchase securities pursuant to a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, entity or group in question is the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the then outstanding securities of the Company (as determined under paragraph (d) of Rule 13d-3 promulgated under the Exchange Act, in the case of rights to acquire common stock);


           (d) the stockholders of the Company shall approve:

               (i)  any merger, consolidation, or reorganization of the Company:

                       (A) in which the Company is not the continuing or
                  surviving corporation,

                       (B) pursuant to which shares of common stock of the
                  Company would be converted into cash, securities or other property,

                       (C) with a corporation which prior to such merger,
                  consolidation, or reorganization owned 20% or more of the combined voting power of the then outstanding securities of the Company, or

                       (D) in which the Company will not survive as an
                  independent, publicly owned corporation;

                 (ii) any sale, lease, exchange or other transfer (in one
            transaction or a series of related transactions) of all or substantially all the assets of the Company, or

                 (iii) any liquidation or dissolution of the Company;

           (e) the stockholders of the Company shall approve a merger, consolidation, reorganization, recapitalization, exchange offer, purchase of assets or other transaction after the consummation of which any person, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) would own beneficially in excess of 30% of the outstanding shares of common stock of the Company or in excess of 30% of the combined voting power of the then outstanding securities of the Company;

           (f) the Company's common stock ceases to be listed on the New York Stock Exchange; or

           (g) during any period of two consecutive years, the individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of the Board, unless the election or nomination for election by the Company's stockholders of each new director during any such two-year period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

     IV.8 Executive Group. As used herein, "Executive Group" shall mean the officers of the Company at the levels of Vice President and above; and each of such officers shall be deemed members of the Executive Group.

     IV.9 Disabled. As used herein, "Disabled" shall mean a mental or physical impairment which, in the reasonable opinion of a qualified doctor selected by the Company, renders Executive unable to perform with reasonable diligence the ordinary functions and duties of Executive on a full-time basis in accordance with the terms of this Agreement, which inability continues for a period of not less than 180 consecutive days.

     IV.10 Return of Materials; Confidential Information. In the event of any termination of this Agreement, Executive shall promptly deliver to the Company all lists, books, records, literature, products and any other materials owned or provided by the Company in connection with Executive's employment hereunder. Executive shall not at any time during or after the Term hereof use for himself or others, or divulge to others, any secret or confidential information, knowledge or data of the Company obtained by Executive as a result of his employment unless authorized by a majority of the Board.

     IV.11 Certain Additional Payments by the Company.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments or distributions being individually referred to herein as a "Payment," and any two or more of such payments or distributions being referred to herein as "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the "Excise Tax"), then Executive shall be entitled to receive and the Company shall make an additional payment or payments (individually referred to herein as a "Gross-Up Payment," and any two or more of such additional payments being referred to herein as "Gross-Up Payments") in an amount such that after payment by Executive of all taxes (as defined in Section 4.11(k)) imposed upon the Gross-Up Payment, Executive retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section 4.11(c) through (i), any determination (individually, a "Determination") required to be made under this
Section 4.11(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made, at the Company's expense, by nationally recognized tax counsel mutually acceptable to the Company and Executive ("Tax Counsel"). Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to the Company and Executive within 15 business days of the termination of Executive's employment, if applicable, or such other time or times as is reasonably requested by the Company or Executive. If Tax Counsel makes the initial Determination that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Executive shall have the right to dispute any Determination (a "Dispute") within 15 business days after delivery of Tax Counsel's opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall, at the Company's expense, be paid by the Company to Executive within five business days of Executive's receipt of such Determination. The existence of a Dispute shall not in any way affect Executive's right to receive the Gross-Up Payment in accordance with such Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon the Company and

Executive, subject in all respects, however, to the provisions of Section 4.11(c) through (i) below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by the Company should have been made ("Underpayment"), and if upon any reasonable written request from Executive or the Company to Tax Counsel, or upon Tax Counsel's own initiative, Tax Counsel, at the Company's expense, thereafter determines that Executive is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at the Company's expense, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Executive.

     (c) The Company shall defend, hold harmless, and indemnify Executive on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgements, settlements, costs and expenses (including reasonable attorneys', accountants', and experts' fees and expenses) with respect to any tax liability of Executive resulting from any Final Determination (as defined in Section 4.11(j)) that any Payment is subject to the Excise Tax.

     (d) If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by Executive against the Company under this Section 4.11(d) ("Claim"), including, but not limited to, a claim for indemnification of Executive by the Company under
Section 4.11(c), then such party shall promptly notify the other party hereto in writing of such Claim ("Tax Claim Notice").

     (e) If a Claim is asserted against Executive ("Executive Claim"), Executive shall take or cause to be taken such action in connection with contesting such Executive Claim as the Company shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by the Company (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that the Company shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney, provided that:

           (i) within 30 calendar days after the Company receives or delivers, as the case may be, the Tax Claim Notice relating to such Executive Claim (or such earlier date that any payment of the taxes claimed is due from Executive, but in no event sooner than five calendar days after the Company receives or delivers such Tax Claim Notice), the Company shall have notified Executive in writing ("Election Notice") that the Company does not dispute its obligations (including, but not limited to, its indemnity obligations) under this Agreement and that the Company elects to contest, and to control the defense or prosecution of, such Executive Claim at the Company's sole risk and sole cost and expense; and

           (ii) the Company shall have advanced to Executive on an interest-free basis, the total amount of the tax claimed in order for Executive, at the Company's request, to pay or cause to be paid the tax claimed, file a claim for refund of such tax and, subject to the provisions of the last sentence of Section 4.11(g), sue for a refund of such tax if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that the Company shall only be entitled to sue for a refund and the Company shall not be entitled to initiate any proceeding in, for example, United States Tax Court) and shall indemnify and hold Executive harmless, on a fully grossed-up after tax basis, from any tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and

           (iii) the Company shall reimburse Executive for any and all costs and expenses resulting from any such request by the Company and shall indemnify and hold Executive harmless, on fully grossed-up after-tax basis, from any tax imposed as a result of such reimbursement.

     (f) Subject to the provisions of Section 4.11(e) hereof, the Company shall have the right to defend or prosecute, at the sole cost, expense and risk of the Company, such Executive Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Company to a Final Determination; provided, however, that (i) the Company shall not, without Executive's prior written consent, enter into any compromise or settlement of such Executive Claim that would adversely affect Executive, (ii) any request from the Company to Executive regarding any extension of the statute of limitations relating to assessment, payment, or collection of taxes for the taxable year of Executive with respect to which the contested issues involved in, and amount of, the Executive Claim relate is limited solely to such contested issues and amount, and (iii) the Company's control of any contest or proceeding shall be limited to issues with respect to the Executive Claim and Executive shall be entitled to settle or contest, in his sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as the Company is diligently defending or prosecuting such Executive Claim, Executive shall provide or cause to be provided to the Company any information reasonably requested by the Company that relates to such Executive Claim, and shall otherwise cooperate with the Company and its representatives in good faith in order to contest effectively such Executive Claim. The Company shall keep Executive informed of all developments and events relating to any such Executive Claim (including, without limitation, providing to Executive copies of all written materials pertaining to any such Executive Claim), and Executive or his authorized representatives shall be entitled, at Executive's expense, to participate in all conferences, meetings and proceedings relating to any such Executive Claim.

     (g) If, after actual receipt by Executive of an amount of a tax claimed (pursuant to an Executive Claim) that has been advanced by the Company pursuant to Section 4.11(e)(ii) hereof, the extent of the liability of the Company hereunder with respect to such tax claimed has been established by a Final Determination, Executive shall promptly pay or cause to be paid to the Company any refund actually received by, or actually credited to, Executive with respect to such tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto), except to the extent that any amounts are then due and payable by the Company to Executive, whether under the provisions of this Agreement or otherwise. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4.11(e)(ii), a determination is made by the Internal Revenue Service or other appropriate taxing authority that Executive shall not be entitled to any refund with respect to such tax claimed and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payments and other payments required to be paid hereunder.

     (h) With respect to any Executive Claim, if the Company fails to deliver an Election Notice to Executive within the period provided in Section 4.11(e)(i) hereof or, after delivery of such Election Notice, the Company fails to comply with the provisions of Section 4.11(e)(ii) and (iii) and (f) hereof, then Executive shall at any time thereafter have the right (but not the obligation), at his election and in his sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of the Company, such Executive Claim. Executive shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by Executive, the Company shall cooperate, and shall cause its affiliates to cooperate, in good faith with Executive and his authorized representatives in order to contest effectively such Executive Claim. The Company may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Executive Claim controlled by Executive pursuant to this
Section 4.11(h) and shall bear its own costs and expenses with respect thereto. In the case of any Executive Claim that is defended or prosecuted by Executive, Executive shall, from time to time, be entitled to current payment, on a fully grossed-up after tax basis, from the Company with respect to costs and expenses incurred by Executive in connection with such defense or prosecution.

     (i) In the case of any Executive Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this Section 4.11(i), the Company shall pay, on a fully grossed-up after tax basis, to Executive in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Executive Claim that have not theretofore been paid by the Company to Executive, together with the costs and expenses, on a fully grossed-up after tax basis, incurred in connection therewith that have not theretofore been paid by the Company to Executive, within ten calendar days after such Final Determination. In the case of any Executive Claim not covered by the preceding sentence, the Company shall pay, on a fully grossed-up after tax basis, to Executive in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Executive Claim at least ten calendar days before the date payment of such taxes is due from Executive, except where payment of such taxes is sooner required under the provisions of this Section 4.11(i), in which case payment of such taxes (and payment, on a fully grossed-up after tax basis, of any costs and expenses required to be paid under this Section 4.11(i) shall be made within the time and in the manner otherwise provided in this Section 4.11(i).

     (j) For purposes of this Agreement, the term "Final Determination" shall mean (A) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (B) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (C) any disallowance of a claim for refund or credit in respect to an overpayment of tax unless a suit is filed on a timely basis; or (D) any final disposition by reason of the expiration of all applicable statutes of limitations.

     (k) For purposes of this Agreement, the terms "tax" and "taxes" mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

     (l) For purposes of this Agreement, the terms "affiliate" and "affiliates" mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person. The term "control" and derivations thereof when used in the immediately preceding sentence means the ownership, directly or indirectly, of 50% or more of the voting securities of an entity or other person or possessing the power to direct or cause the direction of the management and policies of such entity or other person, whether through the ownership of voting securities, by contract or otherwise.

     IV.12 Legal Fees and Expenses. The Company shall defend, hold harmless, and indemnify Executive on a fully grossed-up after tax basis from and against any and all costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses) incurred by Executive acting reasonably from time to time as a result of any contest (regardless of the outcome) by the Company or others contesting the validity or enforcement of, or liability under, any term or provision of this Agreement, plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

     IV.13 Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company or any of its affiliates (including, but not limited to, any plan, program, arrangement or policy described in Section 2.1(c) hereof) and for which Executive and/or Executive's family may qualify, nor shall anything herein limit or otherwise affect such rights as Executive and/or Executive's family may have under any other agreements with the Company or any of its affiliates. Amounts which are vested benefits or which Executive and/or Executive's family is otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any of its affiliates (including, but not limited to, any plan, program, arrangement or policy described in Section 2.1(c) hereof) at or subsequent to the date of termination of this Agreement shall be payable in accordance with such plan, program, arrangement or policy.

     IV.14 Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

                                   ARTICLE V
                               GENERAL PROVISIONS

     V.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     V.2 Assignability. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Executive, all of the obligations of the Company under this Agreement. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

     V.3 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     V.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between Executive and the Company and supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. Except as may be otherwise provided herein, this Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto.

     V.5 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one Agreement.

     V.6 Notices. Any notice provided for in this Agreement shall be deemed delivered upon deposit in the United States mails, registered or certified mail, addressed to the party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.

            If to the Company:

            Arcadian Corporation
            6750 Poplar Avenue, Suite 600
            Memphis, Tennessee 38138-7419
            Attention:  President

     If to Executive:

     Gary E. Carlson
     2480 Birnam Wood Drive
     Germantown, TN 38138

     V.7 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any breach of the same or any other term or condition of this Agreement.

     V.8 Severability. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not effect the enforceability or validity of any other provision of this Agreement.

     V.9 Other Severance Benefits. This Agreement replaces and supplants any and all provisions of and benefits under the Arcadian Corporation Severance Program for Key Employees.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                              ARCADIAN CORPORATION



                              By: /s/ J.D. CAMPBELL
                                  ______________________________________________

                                  Name:  J. D. Campbell

                                  Title: President and Chief Executive Officer


                                  /s/ GARY E. CARLSON
                              __________________________________________________

                                  Name:  Gary E. Carlson